NOTIFICATION OF THE REMOVAL FROM LISTING AND REGISTRATION OF THE STATED SECURITIES The New York Stock Exchange ("NYSE" or the "Exchange") hereby notifies the Securities and Exchange Commission (the "Commission") of its intention to remove the entire class of Class A common stock, $0.0001 par value per share, Units, each consisting of one share of Class A common stock, $0.0001 par value, and one-half of one warrant, Warrants, each whole warrant exercisable for one share of Class A common stock at an exercise price of $11.50 (the "Securities") of Southport Acquisition Corporation (the "Company") from listing and registration on the Exchange on April 19, 2024, pursuant to the provisions of Rule 12d2-2(b) because, in the opinion of the Exchange, the Securities is no longer suitable for continued listing and trading on the NYSE. The Exchange reached its decision to delist the Company's Securities pursuant to Section 802.01B of the NYSE's Listed Company Manual because the Company had fallen below the NYSE's continued listing standard requiring a listed acquisition company to maintain an average aggregate global market capitalization attributable to its publicly-held shares over a consecutive 30 trading day period of at least $40,000,000. On March 21, 2024, the Exchange determined that the Securities of the Company should be suspended from trading and directed the preparation and filing with the Commission of this application for the removal of the Securities from listing and registration on the NYSE. The Company was notified by letter on March 21, 2024. Pursuant to the above authorization, a press release regarding the proposed delisting was issued and posted on the Exchange's website on March 21, 2024. Trading in the Securities was suspended at the close of the market on March 21, 2024. The Company had a right to appeal to a Committee of the Board of Directors of the Exchange, the determination to delist the Securities, provided it filed a written request for such a review with the Secretary of the Exchange within ten business days of receiving notice of the delisting determination. The Company did not file such request within the specified period. Consequently, all conditions precedent under SEC Rule 12d2-2(b) to the filing of this application have been satisfied.